Pricing Supplement Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated June 25, 2007 (To the Prospectus dated April 5, 2006 and Prospectus Supplement dated July 3, 2006)

Return Optimization Securities

Offering Potential Enhanced Returns in a Moderate-Return Environment

HSBC USA Inc. $16,000,000 Securities linked to the S&P 500® Index due December 31, 2008
HSBC USA Inc. $5,400,000 Securities linked to the Dow Jones EURO STOXX 50® Index due December 31, 2008
HSBC USA Inc. $5,750,000 Securities linked to the Nikkei 225® Index due December 31, 2008

Investment Description

Return Optimization Securities (the “Securities” or “ROS”) are notes issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of an index. The securities are designed to enhance index returns in a moderate-return environment — meaning an environment in which stocks generally experience moderate appreciation. If the applicable index return is positive, at maturity you will receive your principal plus the index return times the applicable multiplier, capped at the applicable maximum gain, providing you with an opportunity to outperform the index. If the applicable index return is negative, at maturity you will receive your principal reduced by that negative index return. Investing in the securities is subject to significant risks, including potential loss of principal, the limit on appreciation at maturity and the credit risk of HSBC. Terms used in this pricing supplement are described or defined in the prospectus supplement and the prospectus. The securities offered will have the terms described in the prospectus supplement and the prospectus.

Features

☐	Potential to enhance returns in a moderate-return environment

☐	Leveraged positive returns up to the maximum gain while maintaining 1-to-1 downside exposure at maturity

☐	Your choice of exposure to any of three markets to meet your portfolio needs

Key Dates

Trade Date	June 25, 2007
Settlement Date	June 29, 2007
Final Valuation Date	December 23, 2008
Maturity Date	December 31, 2008

Note Offerings

We are offering three separate series of Return Optimization Securities. Each series of securities is linked to a particular index with a specified multiplier and a specified maximum gain. The indicative maximum gain for each series and the corresponding maximum payment at maturity are listed below. The performance of each series of securities will not depend on the performance of any other index or series of securities.

					Maximum Payment
		Index		Maximum	at Maturity
Series of Securities	Index[1]	Symbol[2]	Multiplier	Gain	per $10 Note[3]	CUSIP	ISIN

Securities linked to the S&P 500® Index	S&P 500® Index	SPX	3x	19.60%	$11.96	40428H 813	US40428H8135

Securities linked to the Dow Jones EURO STOXX 50® Index	Dow Jones EURO STOXX 50® Index	SX5E	3x	26.50%	$12.65	40428H 797	US40428H7970

Securities linked to the Nikkei 225® Index	Nikkei 225® Index	NKY	5x	33.85%	$13.39	40428H 789	US40428H7897

1 Each index used in this pricing supplement is a reference asset defined in the prospectus supplement.
2 Bloomberg.  3 Numbers have been rounded for ease of analysis.

See “Additional Information about HSBC and the Securities” on page 2. The securities offered will have the terms specified in the accompanying prospectus dated April 5, 2006, the accompanying prospectus supplement dated July 3, 2006, and the terms set forth herein. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and securities with an equity index as the underlying index. The securities do not guarantee any return of principal at maturity. A negative index return will result in a payment at a maturity of less than $10 per security.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

Series of Securities	Price to Public	Agent’s Discount	Proceeds to HSBC

Securities Linked to the S&P 500® Index

Per Security	100%	1.75%	98.25%

Total	$16,000,000	$280,000	$15,720,000

Securities linked to the Dow Jones EURO STOXX 50®Index

Per Security	100%	1.75%	98.25%

Total	$5,400,000	$94,500	$5,305,500

Securities linked to the Nikkei 225® Index

Per Security	100%	1.75%	98.25%

Total	$5,750,000	$100,625	$5,649,375

Title of each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Return Optimization Securities linked to the S&P 500® Index due December 31, 2008	$16,000,000	$491.20

Return Optimization Securities linked to the Dow Jones EURO STOXX 50® Index due December 31, 2008	$5,400,000	$165.78

Return Optimization Securities linked to the Nikkei 225® Index due December 31, 2008	$5,750,000	$176.53

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC and the Securities

This pricing supplement relates to three separate security offerings; each index identified on the cover page represents a separate security offering. The purchaser of a security will acquire a security linked to a single index. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each security offering relates only to a single index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to those indices or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

◆	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758 3424b2.htm

◆	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289 1s3asr.htm

References to the “prospectus supplement” mean the prospectus supplement dated July 3, 2006 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The securities of a series may be suitable for you if:

◆	You believe the applicable index will appreciate moderately — meaning that you believe such index will appreciate over the term of the securities, although such appreciation is unlikely to exceed the indicative maximum gain at maturity applicable to such series

◆	You are willing to make an investment that is exposed to the full downside performance risk of the applicable index

◆	You are willing to forego dividends paid on the stocks included in the applicable index

◆	You do not seek current income from this investment

◆	You are willing to hold the securities to maturity

The securities of any series may not be suitable for you if:

◆	You do not believe the applicable index will appreciate over the term of the securities, or you believe the index will appreciate by more than the indicative maximum gain at maturity applicable to such series

◆	You are unwilling to make an investment that is exposed to the full downside performance risk of the applicable index

◆	You seek an investment that is exposed to the full potential appreciation of the applicable index, without a cap on participation

◆	You prefer to receive the dividends paid on any stocks included in the applicable index

◆	You seek current income from this investment

◆	You are unable or unwilling to hold the securities to maturity

◆	You seek an investment for which there will be an active secondary market

Common Terms for Each Series of Securities

Issuer	HSBC USA Inc.

Issue Price	$10 per security

Term	18 months

Payment at Maturity (per $10)	If the index return is equal to or greater than the maximum gain, you will receive:
$10 + ($10 x maximum gain)

If the index return is positive but less than the maximum gain, you will receive:
$10 + ($10 x (multiplier x index return)), subject to the maximum gain

If the index return is zero or negative, you will receive:
$10 + ($10 x index return)

In this case, you may lose all or a substantial portion of your principal

Index Return	Index Ending Level - Index Starting Level

Index Starting Level

Index Starting Level	With respect to the SPX, 1,497.74; With respect to the SX5E, 4,471.13; and With respect to the NKY, 18,087.48.

Index Ending Level	The closing level of the applicable index as calculated and published by the relevant reference sponsor on the final valuation date

The performance of each series of securities will depend on the performance of the index to which such series is linked and will not depend on the performance of any other index or series of securities.

Specific Terms for Each Series of Securities

	Multiplier	Maximum Gain*

Securities Linked to the S&P 500® Index	3	19.60%
Securities Linked to the Dow Jones EURO STOXX 50® Index	3	26.50%
Securities Linked to the Nikkei 225® Index	5	33.85%

Determining Payment at Maturity for Each Series

The percentage change from the index starting level to the index ending level

You will receive your principal plus an amount that provides you a return equal to the maximum gain, calculated as follows:

$10 + ($10 x maximum gain)

You will receive your principal plus an amount that provides you a return equal to index return multiplied by the multiplier, up to the maximum gain, calculated as follows:

$10 + ($10 x multiplier x index return), subject to the maximum gain

You will receive your principal reduced by the index return, calculated as follows:
$10 + ($10 x index return)

In this scenario, you could lose some or all of your principal depending on how much the index declines

What Are the Tax Consequences of the Securities?

In the opinion of Cadwalader, Wickersham & Taft LLP, our special U.S. tax counsel, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for additional information on certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

THIS DOCUMENT WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. THIS DOCUMENT WAS WRITTEN AND PROVIDED BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE ISSUER AND/OR ANY BROKER-DEALERS OF THE SECURITIES. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

◆	Full market risk — You may lose some or all of your principal. The securities do not guarantee any return of principal and are fully exposed to any decline in the level of the applicable index (as measured by the applicable index return). For every 1% decline in such index, you will lose 1% of your principal at maturity.

◆	No assurances of moderate-return environment — While the securities are structured to provide enhanced returns in a moderate-return environment, we cannot assure you of the economic environment during the term or at maturity of your securities.

◆	Interest — The securities will not bear interest.

◆	Lack of liquidity — The securities will not be listed on any securities exchange. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

◆	Uncertain tax treatment — There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities would be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

Risks specific to an investment in the series of securities linked to the Dow Jones EURO STOXX® Index or the Nikkei 225® Index.

◆	The index return for the securities will not be adjusted for changes in exchange rates — While the stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are denominated in currencies other than the U.S. dollar, the index return for each of these series of securities are not adjusted for changes in exchange rates. Therefore, if the currencies in which the stocks included in the Dow Jones EURO STOXX 50® Index or the Nikkei® 225 Index are denominated appreciate or depreciate relative to the U.S. dollar over the term of the securities linked to such index, you will not receive any additional payment or incur any reduction in payment at maturity.

◆	Non-U.S. securities markets risks — The stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are issued by companies publicly traded in countries other than the United States. Because of the global nature of these issuers, investments in securities linked to the value of these equity securities involve particular risks. For example, non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the Dow Jones EURO STOXX 50® Index and Nikkei® 225 Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Dow Jones EURO STOXX 50® Index and Nikkei® 225 Index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Market Disruption Event

If the final valuation date is not a scheduled trading day for the index, then the final valuation date for such index will be the next scheduled trading day. If a market disruption event (as defined below) exists for the index on the final valuation date, then the final valuation date for such index will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists for the index on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for such index, and the calculation agent will determine the index ending level of such index on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for that index.

“Market disruption event” for the index means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a)	The occurrence or existence of a condition specified below at any time:

(i)	Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii)	Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(b)	The closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for the index means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” for the index means any exchange on which securities then included in such index trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for the index means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the index.

Description of the Index

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the index or any of the securities comprising the index. All disclosures contained in this pricing supplement regarding the index, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information.

Illustrative Examples

The following examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level of the index on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below are not the actual index starting level of the index. You should not take these examples as an indication or assurance of the expected performance of the index. All prices in the illustrative examples are denominated in USD and rounded to the nearest penny.

Securities linked to S&P 500® Index, 3x Multiplier, Maximum Gain of 19.60%

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a range of SPX performance from +30% to -30%.

Example 1 — On the final valuation date, the SPX closes 3% above the index starting level.

Since the index return is 3%, you will receive three times the index return, or a 9% total return, and the payment at maturity per $10 security will be calculated as follows: $10 + ($10 x (3 x 3%)) = $10 + $.90 = $10.90.

Example 2 — On the final valuation date, the SPX closes 20% above the index starting level.

Since 3x the index return of 20% is more than the maximum gain of 19.60%, you will receive the maximum gain of 19.60%, or $11.96 per security.

Example 3 — On the final valuation date, the SPX closes 20% below the index starting level. Since the index return is — 20% on the final valuation date, your investment will be fully exposed to the decline of the SPX and your payment at maturity will be calculated as follows: $10 + ($10 x -20%) = $10 — $2.00 = $8.00 per security.

The S&P 500® Index (the “SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 25, 2007, 424 companies or 84.8% of the SPX,

traded on the New York Stock Exchange and   companies, or 15.2% of the SPX, traded on The Nasdaq Stock Market. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of June 25, 2007, indicated in parenthesis: Consumer Discretionary (89); Consumer Staples (33); Energy (39); Financials (90); Health Care (54); Industrials (52); Information Technology (74); Materials (28); Telecommunications Services (9); and Utilities (32). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

◆	the issuance of stock dividends,

◆	the granting to shareholders of rights to purchase additional shares of stock,

◆	the purchase of shares by employees pursuant to employee benefit plans,

◆	consolidations and acquisitions,

◆	the granting to shareholders of rights to purchase other securities of the company,

◆	the substitution by S&P of particular component stocks in the SPX, and

◆	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some securities, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC USA Inc. or the securities. S&P has no obligation to take the needs of HSBC USA Inc. or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graphs below illustrate the performance of the SPX from 1/1/97 to 6/25/07 as reported on Bloomberg L.P. The historical levels of the SPX should not be taken as an indication of future performance.

The SPX closing level on June 25, 2007 was 1,497.74

Securities Linked to Dow Jones EURO STOXX 50® Index, 3x Multiplier, Maximum Gain of 26.50%

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a range of SX5E performance from +40% to -40%.

Example 1 — On the final valuation date, the SX5E closes 4% above the index starting level.

Since the index return is 4%, you will receive three times the index return, or a 12% total return, and the payment at maturity per $10 security will be calculated as follows: $10 + ($10 x (3 x 4%)) = $10 + $1.20 = $11.20.

Example 2 — On the final valuation date, the SX5E closes 20% above the index starting level. Since 3x the index return of 20% is more than the maximum gain of 26.50%, you will receive the maximum gain of 26.50%, or $12.65 per security.

Example 3 — On the final valuation date, the SX5E closes 20% below the index starting level. Since the index return is - 20% on the final valuation date, your investment will be fully exposed to the decline of the SX5E and your payment at maturity will be calculated as follows: $10 + ($10 x -20%) = $10 - $2.00 = $8.00 per security.

The Dow Jones EURO STOXX 50® Index (the “SX5E”)

We have derived all information relating to the SX5E, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by, STOXX Limited. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SX5E at any time. The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. Publication of the SX5E began on February 28, 1998, based on an initial SX5E value of 1,000 at December 31, 1991. The SX5E is reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SX5E” and on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The SX5E is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXXSM Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXXSM Index.

SX5E Computation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

free float market capitalization of the Dow Jones EURO STOXX 50® Index
Index =		x 1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Weights are reviewed quarterly. Within each of the SX5E market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5E market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E components are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5E ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The divisor of the aforementioned formula is adjusted to maintain the continuity of the SX5E value across changes due to corporate actions such as the issuance of dividends, the occurrence of stock splits, stock repurchase by the issuer and other reasons.

License Agreement with STOXX Limited:

STOXX Limited and Dow Jones have no relationship to HSBC USA Inc., other than the licensing of the Dow Jones EURO STOXX 50® and the related trademarks for use in connection with the securities.

STOXX Limited and Dow Jones do not:

◆	Sponsor, endorse, sell or promote the securities.

◆	Recommend that any person invest in the securities or any other securities.

◆	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities.

◆	Have any responsibility or liability for the administration, management or marketing of the securities.

◆	Consider the needs of the securities or the owners of the securities in determining, composing or calculating the Dow Jones EURO STOXX 50® or have any obligation to do so.

STOXX Limited and Dow Jones will not have any liability in connection with the securities. Specifically,

◆	STOXX Limited and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

◆	The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the Dow Jones EURO STOXX 50® and the data included in the Dow Jones EURO STOXX 50®;

◆	The accuracy or completeness of the Dow Jones EURO STOXX 50® and its data;

◆	The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50® and its data;

◆	STOXX Limited and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50® and its data;

◆	Under no circumstances will STOXX Limited or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or Dow Jones knows that they might occur.

The licensing agreement between STOXX Limited and us is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

THE DOW JONES EURO STOXX 50® INDEX IS PROPRIETARY AND COPYRIGHTED MATERIAL. THE DOW JONES EURO STOXX 50® INDEX AND THE RELATED TRADEMARKS HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY HSBC USA INC. NEITHER STOXX LIMITED NOR DOW JONES & COMPANY, INC. SPONSORS, ENDORSES OR PROMOTES THE SECURITIES BASED ON THE DOW JONES EURO STOXX 50® INDEX.

The graphs below illustrate the performance of the SX5E from 1/1/97 to 6/25/07 as reported on Bloomberg L.P. The historical levels of the EURO STOXX Index should not be taken as an indication of future performance.

The SX5E Index closing level on June 25, 2007 was 4,471.13

Securities Linked to the Nikkei225® Index, 5x Multiplier, Maximum Gain of 33.85%

The following scenario analysis and examples assume a range of NKY Index performance from +50% to -50%.

Example 1 — On the final valuation date, the NKY closes 5% above the index starting level.

Since the index return is 5%, you will receive five times the index return, or a 25% total return, and the payment at maturity per $10 security will be calculated as follows: $10 + ($10 x (5 x 5%)) = $10 + $2.50 = $12.50.

Example 2 — On the final valuation date, the NKY closes 20% above the index starting level. Since 5x the index return of 20% is more than the maximum gain of 33.85%, you will receive the maximum gain of 33.85%, or $13.39 per security.

Example 3 — On the final valuation date, the NKY closes 20% below the index starting level. Since the index return is -20% on the final valuation date, your investment will be fully exposed to the decline of the NKY and your payment at maturity will be calculated as follows: $10 + ($10 x -20%) = $10 - $2.00 = $8.00 per security.

The Nikkei 225® Index (the “NKY”)

We have derived all information relating to the NKY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Nihon Keizai Shimbun, Inc. (“NKS”). NKS has no obligation to continue to publish, and may discontinue publication of, the NKY. NKS is under no obligation to continue to publish, and may discontinue or suspend the publication of the NKY at any times. The NKY is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. NKS first calculated and published the NKY in 1970. The NKY currently is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei underlying stocks are stocks listed in the

First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

◆	Technology — Pharmaceuticals, Electric Machinery, Automobiles, Precision Machinery, Telecommunications;

◆	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

◆	Consumer Goods — Marine Products, Food, Retail, Services;

◆	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

◆	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

◆	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei underlying stock by the corresponding weighting factor for such Nikkei underlying stock (a “weight factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The divisor was 24.293 as of June 25, 2007 and is subject to periodic adjustments as set forth below. Each weight factor is computed by dividing ¥50 by the par value of the relevant Nikkei underlying stock, so that the share price of each Nikkei underlying stock, when multiplied by its weight factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei underlying stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei underlying stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei underlying stocks, NKS will select a replacement for such deleted Nikkei underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei underlying stocks. In such a case, an existing underlying stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

A list of the issuers of the Nikkei underlying stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the final level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the securities.

License Agreement with NKS:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by NKS in connection with some securities, including the securities. The copyrights on “Nikkei 225” and the intellectual property rights and any other rights relating to labels such as “Nikkei” and “Nikkei 225” all belong to NKS. NKS may change the content of “Nikkei 225” and suspend publication thereof. The responsibility for executing the business matters pursuant to the licensing agreement shall rest solely with us and NKS shall not have any obligation or responsibility therefore.

The graphs below illustrate the performance of the NKY from 1/1/97 to 6/25/07 as reported on Bloomberg L.P. The historical levels of the NKY should not be taken as an indication of future performance.

The NKY closing level on June 25, 2007 was 18,087.48.

Certain ERISA Considerations

Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code, which we refer to as “Qualified Plans,” or individual retirement accounts, or IRAs, and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, prohibits similar transactions involving employee benefit plans that are subject to ERISA, which we refer to as ERISA Plans. Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker or UBS Financial Services Inc.), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the securities by a Plan with respect to which the issuer or UBS Financial Services Inc. and certain of their respective subsidiaries or affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer, UBS Financial Services Inc. and several of their subsidiaries and/or affiliates are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans.

Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts. A fiduciary of a Plan purchasing the securities, or in the case of certain IRAs, the grantor or other person directing the purchase of the securities for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the securities will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the securities. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the securities will not result in a non-exempt violation of applicable Similar Law.

The sale of securities to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the applicable index on any day on which that index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable index level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of that index does not fairly represent the value of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the value of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means:

◆	with respect to the SPX, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.;

◆	with respect to the NKY, Nihon Keizai Shimbun, Inc.; and

◆	with respect to the SX5E, STOXX Limited.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for that index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date. The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and
“— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 433. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We expect to deliver the securities against payment on or about June 29, 2007, which is the fourth business day following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the securities on the trade date, it will be required, by virtue of the fact that the securities initially will settle on the fourth business day following the trade date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.